March 28, 2007

Southpoint Master Fund, LP.
623 Fifth Avenue;
Suite 2503; New York,
NY 10022, USA

Ladies and Gentelmen,

The purpose of this Letter Agreement is to set forth the terms and conditions of our understanding and agreement relating to the extension of additional funding to IXI Mobile (R&D) Ltd. ("Borrower") provided by you.

As the Borrower has immediate need of funds, the parties have agreed that Southpoint Master Fund, LP. ("Lenders") shall provide a loan to Borrower in the amount of up to US$2,000,000 (Two Million U.S. dollars), pursuant to the terms and conditions set forth herein.

1. The Loan.

1.1.
Loan; Tranches; Interest. The Lender undertakes to loan to Borrower on the First Closing Date, the amount set forth in Schedule I opposite Lender's name in the column titled “First Tranche” an amount of $1,000,000 (One Million U.S. dollars) payable as set forth below. In addition, the Lender shall loan additional amounts to the Borrower in the amount set forth in Schedule I opposite Lender's name in the column titled "Second Tranche" an amount of $1,000,000 (One Million U.S. dollars) to be transferred within three (3) business days following the provision of a written letter by the Borrower requesting such Second Tranche (the “Second Tranche Request”). The amounts provided to the Borrower by the Lender throughout both Tranches, are hereinafter referred collectively as the “Loan Amount”.

1.2 Interest. The Loan Amount shall bear an annual interest at a rate of 10% per annum, compounded annually calculated from the date of payment, on the basis of 365 days a year (the “Interest”).

1.3. Payment of Loan Amount. The First Tranche Loan Amount shall be transferred by the Lender to the Borrower, in one installment, as soon as practical but in any event no later than three (3) business days from the execution of this Letter Agreement (the "First Closing Date") and the Second Tranche shall be transferred by the Lender to the Borrower, in one installment, as soon as practical but in any event no later than three (3) business days from the Second Tranche Request (the "Second Closing Date"; and together with the First Closing Date, each, a “Closing Date”), by wire transfer to the Borrower's bank account as advised by the Borrower.

1.4	Repayment of Loan Amount.

1.4.1
In the event the merger of Israel Technology Acquisition Corp., a Delaware corporation (“ITAC”) and ITAC Acquisition Subsidiary Corp. (“ITAC Subsidiary”), a wholly-owned subsidiary of ITAC with and into the Borrower (the “ITAC/IXI Merger”) becomes effective and subject to and conditioned upon the ITAC/IXI Merger becoming effective, 50% of the Loan Amount together with any Interest accrued and unpaid thereon shall be due and payable on the first anniversary of the closing date of the ITAC/IXI Merger and 50% of the Loan Amount together with any Interest accrued and unpaid thereon shall be due and payable on the second anniversary of the closing date of the ITAC/IXI Merger.

1.4.2
In the event the ITAC/IXI Merger is rejected by ITAC’s shareholders or otherwise fails to become effective, the Loan Amount together with any Interest accrued and unpaid thereon shall be due and payable on June 22, 2008.

2. Lenders Option

In the event that Borrower or Parent succeed in raising additional funds from additional lenders other than the Gemini Israel Funds or Landa Ventures Ltd. ("Additional Lenders") and on different terms than those set out in this Letter Agreement, Lender shall have an option ("Lender's Option") to convert the terms of this Loan into terms identical to those agreed upon between the Borrower and the Additional Lenders. In the event that the Borrower shall be required to issue a pre-emptive notice to its shareholders in connection with this conversion of terms, Lender hereby agree to waive any pro rata share in the Loan to accommodate any other participating stockholder.

3. Parent Guaranty
IXI Mobile, Inc. (“Parent”) shall guarantee any and all obligations of Borrower under this Agreement.

4. By your signature below, you hereby agree to the terms of the Letter Agreement and the obligation imposed on you by it.

5. This Letter Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties agree that facsimile signatures shall be binding.

6. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day of the recipient, (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent the party's address set forth in the header of this Letter Agreement or at such other address as any party may designate by ten (10) days advance written notice to the other parties hereto.

7. Any term of this Letter Agreement may be amended and the observance of any term of this Letter Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of all the parties hereto.

8. This Letter Agreement shall be governed by and construed under the laws of the State of Delaware, exclusive of the provisions thereof governing conflicts of laws.

Sincerely,

IXI MOBILE, Inc.	IXI MOBILE (R&D) Ltd

/s/ Lihi Segal	/s/ Lihi Segal
Name: Lihi Segal	Name: Lihi Segal
Title: CFO	Title: CFO

[Lenders' Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Letter Agreement as of the date first written above.

SOUTHPOINT MASTER FUND, LP

By: Southpoint GP, LP, its general partner

By: Southpoint GP, LLC

By: /s/ Robert W. Butts

Name: Robert W. Butts

Title: Manager

By: /s/ John S. Clark, II

Name: John S. Clark, II

Title: Manager

[Southpoint Signature Page to $2M Letter Agreement]

“SCHEDULE I
SCHEDULE OF LENDERS

"Lenders”

Lender	First Tranche Amount to be paid at First Closing Date	Second Tranche Amount to be paid at Second Closing Date
Southpoint Master Fund, LP	$1,000,000	$1,000,000
TOTAL	$1,000,000	$1,000,000